FORM OF SUB-ADVISORY AGREEMENT

TRAVELERS SERIES FUND INC.

Strategic Equity Portfolio

THIS AGREEMENT is made this 31st day of August, 2003, by and between Travelers Series Fund Inc. (the “Company”), a corporation organized under the laws of the State of Maryland, on behalf of the Strategic Equity Portfolio (the “Portfolio”), a series of the Travelers Investment Adviser, Inc. (the “Manager”) and Fidelity Management & Research Company (the “Sub-Adviser”).

WHEREAS, the Company represents that it is registered under the Investment Company Act of 1940, as amended (the “1940 Act”) as an open-end, diversified management investment company, consisting of multiple series of investment portfolios;

WHEREAS, the Manager represents that it is registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), as an investment adviser and engages in the business of acting as an investment adviser;

WHEREAS, the Sub-Adviser represents that it is registered under the Advisers Act as an investment adviser and engages in the business of acting as an investment adviser;

WHEREAS, the Company represents that its charter authorizes the Board of Directors of the Company to classify or reclassify authorized but unissued shares of the Company, and as of the date of this Agreement the Company’s Board of Directors has authorized the issuance of series of shares representing interests in investment portfolios; and

WHEREAS, the Manager represents that it has entered into a management agreement dated as of with the Company (the “Management Agreement”), pursuant to which the Manager shall act as manager to the Portfolio;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Investment Description; Appointment

The Company desires to employ its capital relating to the Portfolio by investing and reinvesting in investments of the kind and in accordance with the investment objective(s), policies and limitations specified in the prospectus (the “Prospectus”) and the statement of additional information (the “Statement”) filed with the Securities and Exchange Commission as part of the Company’s Registration Statement on Form N-1A, as amended or supplemented from time to time, and in the manner and to the extent as may from time to time be approved by the Board of Directors of the Company (the “Board”) and provided in writing the Sub-Adviser. Copies of the Prospectus and the Statement have been or will be submitted to the Sub-Adviser. The Company agrees promptly to provide copies of all amendments and supplements to the current Prospectus and the Statement to the Sub-Adviser on an on-going basis.

Until the Company delivers any such amendment or supplement to the Sub-Adviser, the Sub-Adviser shall be fully protected in relying on the Prospectus and Statement of Additional Information as previously furnished to the Sub-Adviser. The Company employs the Manager as the manager to the Portfolio pursuant to a management agreement dated June 2, 1994 (the “Management Agreement”), and the Company and the Manager desire to employ and hereby appoint the Sub-Adviser to act as the sub-investment adviser to the Portfolio. The Sub-Adviser accepts the appointment and agrees to furnish the services for the compensation set forth below.

2. Services as Sub-Adviser

Subject to the supervision, direction and approval of the Board of the Company and the Manager, the Sub-Adviser shall conduct a continual program of investment, evaluation and, if appropriate in the view of the Sub-Adviser, sale and reinvestment of the Portfolio’s assets. The Sub-Adviser is authorized, in its sole discretion and without prior consultation with the Manager, to: (a) manage the Portfolio’s assets in accordance with the Portfolio’s investment objective(s) and policies as stated in the Prospectus and the Statement; (b) make investment decisions for the Portfolio; (c) place purchase and sale orders for portfolio transactions on behalf of the Portfolio; and (d) employ professional portfolio managers and securities analysts who provide research services to the Portfolio.

In addition, (i) the Sub-Adviser shall furnish quarterly and annual reports concerning transactions and performance of the Portfolio in such form as may be mutually agreed upon, and the Sub-Adviser agrees to review the Portfolio and discuss the management of it with the Manager and, on an annual basis, the Board of Directors of the Company.

(ii) Unless the Manager gives the Sub-Adviser written instructions to the contrary, with at least 30 days written notice with respect to voting any particular issue, the Sub-Adviser shall use its good faith judgment in a manner which it reasonably believes best serves the interests of the Portfolio’s shareholders to vote or abstain from voting all proxies solicited by or with respect to the issuers of securities in which assets of the Portfolio may be invested.

(iii) The Sub-Adviser shall maintain and preserve such records related to the Portfolio’s transactions as required under the Investment Company Act of 1940, as amended (the “1940 Act”). The Manager shall maintain and preserve all books and other records not related to the Portfolio’s transactions as required under the 1940 Act. The Sub-Adviser shall timely furnish to the Manager all information relating to the Sub-Adviser’s services hereunder reasonably requested by the Manager to keep and preserve the books and records of the Portfolio. The Sub-Adviser agrees that all records which it maintains for the Portfolio are the property of the Company and the Sub-Adviser will surrender promptly to the Company copies of any of such records.

(iv) The Sub-Adviser shall maintain compliance procedures for the Portfolio that it reasonably believes are adequate to ensure the Portfolio’s compliance with (A) the 1940 Act and the rules and regulations promulgated thereunder and (B) the Portfolio’s investment objective(s) and policies as stated in the Prospectus and Statement.

The Sub-Adviser shall maintain compliance procedures that it reasonably believes are adequate to ensure its compliance with the Investment Advisers Act of 1940.

(v) The Sub-Adviser has adopted a written code of ethics that it reasonably believes complies with the requirements of Rule 17j-1 under the 1940 Act, which it will provide to the Company. The Sub-Adviser has policies and procedures regarding the detection and prevention and the misuse of material, nonpublic information by the Sub-Adviser and its employees as required by the Insider Trading and Securities Fraud Enforcement Act of 1988.

(vi) When engaging in transactions in securities or other assets for the Portfolio with any adviser to any other fund or portfolio under common control with the Portfolio, the Sub-Adviser or any of its “affiliated persons” (as defined in the Act) will not consult (other than for purposes of complying with Rule 12d3-1(a) and (b)) with such other adviser.

(vii) The Sub-Adviser will provide reasonable assistance to the Company’s Fair Valuation Committee for the Portfolio in determining or confirming, consistent with the procedures and policies stated in the Registration Statement for the Portfolio, the value of any portfolio securities or other assets of the Portfolio for which the Company’s Fair Valuation Committee seeks assistance from or identifies for review by the Sub-Adviser, and the parties agree that the Sub-Adviser shall not bear responsibility or liability for the determination or accuracy of the valuation of any portfolio securities and other assets of the Portfolio.

3. Brokerage

In selecting brokers or dealers (including, if permitted by applicable law, Salomon Smith Barney Inc. or any other broker or dealer affiliated with the Manager or the Sub-Adviser) to execute transactions on behalf of the Portfolio, the Sub-Adviser will seek the best overall terms available. In assessing the best overall terms available for any transaction, the Sub-Adviser will consider factors it deems relevant, including, but not limited to, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of the commission, if any, for the specific transaction and on a continuing basis. In selecting brokers or dealers to execute a particular transaction, and in evaluating the best overall terms available, the Sub-Adviser is authorized to consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) provided to the Portfolio and/or other accounts over which the Sub-Adviser or its affiliates exercise investment discretion. Nothing in this paragraph shall be deemed to prohibit the Sub-Adviser from paying an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker, or dealer would have charged for effecting that transaction, if the Sub-Adviser determined in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such member, broker, or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Portfolio and/or other accounts over which the Sub-Adviser or its affiliates exercise investment discretion.

4. Information Provided to the Company and the Manager

The Sub-Adviser shall keep the Company and the Manager informed of developments materially affecting the Portfolio’s holdings, and shall, on its own initiative, furnish the Company and the Manager with whatever information the Sub-Adviser believes is appropriate for this purpose.

5. Compensation

In consideration of the services rendered pursuant to this Agreement, the Manager will pay the Sub-Adviser an annual fee calculated as indicated on Schedule A; the fee is calculated daily and paid monthly. The Sub-Adviser shall have no right to obtain compensation directly from the Company for services provided hereunder and agrees to look solely to the Manager for payment of fees due. The fee for the period from the Effective Date (defined below) of the Agreement to the end of the month during which the Effective Date occurs shall be prorated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of a month, the fee for such part of that month shall be prorated according to the proportion that such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to the Sub-Adviser, the value of the Portfolio’s net assets shall be computed at the times and in the manner specified in the Prospectus and/or the Statement.

6. Expenses

Except for expenses specifically assumed or agreed to be paid by the Sub-Adviser pursuant hereto, the Sub-Adviser shall not be liable for any expenses of the Manager, the Company or the Portfolio, including, without limitation, brokerage costs, custodian fees, auditors fees or other expenses to be borne by the Portfolio or the Company. The Portfolio will bear certain other expenses to be incurred in its operation, including, but not limited to, investment advisory fees, sub-advisory fees (other than sub-advisory fees paid pursuant to this Agreement) and administration fees; fees for necessary professional and brokerage services; costs relating to local administration of securities; fees for any pricing service; the costs of regulatory compliance; and pro rata costs associated with maintaining the Company’s legal existence and shareholder relations. All other expenses not specifically assumed by the Sub-Adviser hereunder or by the Manager under the Management Agreement are borne by the Portfolio or the Company.

7. Standard of Care

The Sub-Adviser shall exercise its best judgment and shall act in good faith in rendering the services listed in paragraphs 2 and 3 above. The Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Portfolio or the Manager in connection with the matters to which this Agreement relates, provided that nothing in this Agreement shall be deemed to protect or purport to protect the Sub-Adviser against any liability to the Manager, the Company or to the shareholders of the Portfolio to which the Sub-Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Sub-Adviser’s reckless disregard of its obligations and duties under this Agreement.

8. Term of Agreement

This Agreement shall become effective on August 31, 2003 (the “Effective Date”) and shall continue for an initial two-year term and shall continue thereafter so long as such continuance is specifically approved at least annually as required by the 1940 Act. This Agreement is terminable, without penalty, on 60 days’ written notice, by the Board of the Company or by vote of holders of a majority (as defined in the 1940 Act and the rules thereunder) of the outstanding voting securities of the Portfolio, or upon 60 days’ written notice, by the Sub-Adviser. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act and the rules thereunder).

9. Services to Other Companies or Accounts

The Company understands that the Sub-Adviser now acts, will continue to act and may act in the future as investment manager or adviser to fiduciary and other managed accounts, and as investment manager or adviser to other investment companies, including any offshore entities, or accounts, and the Company has no objection to the Sub-Adviser’s so acting, provided that whenever the Portfolio and one or more other investment companies or accounts managed or advised by the Sub-Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with a formula believed to be equitable to each company and account. The Company recognizes that in some cases this procedure may adversely affect the size of the position obtainable for the Portfolio. In addition, the Company understands that the persons employed by the Sub-Adviser to assist in the performance of the Sub-Adviser’s duties under this Agreement will not devote their full time to such service and nothing contained in this Agreement shall be deemed to limit or restrict the right of the Sub-Adviser or any affiliate of the Sub-Adviser to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

10. Notices

Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to the other parties at such address as such other parties may designate for the receipt of such notice. Until further notice to the other parties, it is agreed that the address of each party is as follows:

(a) To the Company:

Travelers Series Fund Inc.

125 Broad Street

New York, NY 10004

(b) To the Manager:

Travelers Investment Adviser, Inc.

125 Broad Street

New York, NY 10004

(c) To the Sub-Adviser:

Fidelity Management & Research Company

82 Devonshire Street

Boston, MA 02109

Attention: General Counsel

11. Representations

The Company represents that a copy of the Articles of Incorporation is on file with the Secretary of the State of Maryland.

Each of the parties hereto represents that the Agreement has been duly authorized, executed and delivered by all required corporate action.

If the Sub-Adviser is organized as a partnership the Sub-Adviser agrees to notify the Manager and the Company of any changes in the Sub-Adviser’s general partners within a reasonable time after such change.

12. Use of Name

The parties agree that the name of the Sub-Adviser, the names of any affiliates of the Sub-Adviser and any derivative, logo, trademark, service mark or trade name are the valuable property of the Sub-Adviser and its affiliates. The Manager and the Company shall have the right to use such name(s), derivatives, logos, trademarks or service marks or trade names only with the prior written approval of the Sub-Adviser, which approval shall not be unreasonably withheld or delayed so long as this Agreement is in effect.

Upon termination of this Agreement, the Manager and the Company shall forthwith cease to use such name(s), derivatives, logos, trademarks, service marks or trade names. The Manager and the Company agree they will review with the Sub-Adviser any advertisement, sales literature, or notice prior to its use that makes reference to the Sub-Adviser or its affiliates or any such name(s), derivatives, logos, trademarks, service marks or trade names, it being understood that the Sub-Adviser shall have no responsibility to ensure of the adequacy of the form or content of such materials for purposes of the 1940 Act or other applicable laws and regulations. If the Manager or the Company makes an unauthorized use of the Sub-Adviser’s names, derivatives, logos, trademarks, service marks or trade names, the parties acknowledge that the Sub-Adviser shall suffer irreparable hardship for which monetary damages are inadequate and thus, the Sub-Adviser will be entitled to injunctive relief.

13. Confidentiality

All information furnished by one party to the other party (including their respective agents, employees and representatives) hereunder shall be treated as confidential and shall not be disclosed to third parties, except if it is otherwise in the public domain or, with notice to the other party, as may be necessary to comply with applicable laws, rules, regulations, subpoenas or court orders. Without limiting the foregoing, the Manager acknowledges that the securities holdings of the Portfolio(s) constitute information of value to the Sub-Adviser, and agrees (1) not to use for any purpose, other than for the Manager or the Company, or their agents, to supervise or monitor the Sub-Adviser, the holdings or trade-related information of the Company; and (2) not to disclose the Portfolio(s)’ holdings, except: (a) as required by applicable law or regulation; (b) as required by state or federal regulatory authorities; (c) to the Board, counsel to the Board, counsel to the Company, the independent accountants and any other agent of the Company; or (d) as otherwise agreed to by the parties in writing. Further, the Manager agrees that information supplied by the Sub-Adviser, including approved lists, internal procedures, compliance procedures and any board materials, is valuable to the Sub-Adviser, and Manager agrees not to disclose any of the information contained in such materials, except: (i) as required by applicable law or regulation; (ii) as required by state or federal regulatory authorities; (iii) to the Board, counsel to the Board, counsel to the Company, the independent accountants and any other agent of the Company; or (iv) as otherwise agreed to by the parties in writing.

14. General

The Sub-Adviser may, at its own expense, delegate any or all of its duties and responsibilities under this Agreement to its wholly-owned subsidiary, FMR Co., Inc., provided that the Sub-Adviser remains responsible to the Manager and the Company for the performance of all of its responsibilities and duties hereunder. The Sub-Adviser will compensate FMR Co., Inc. for its services to the Company. Subject to prior notice to the Manager, the Sub-Adviser may terminate the services of FMR Co., Inc. for the Portfolio and shall, at such time, assume the responsibilities of FMR Co., Inc. with respect to the Portfolio.

During the term of this Agreement, the Manager shall furnish to the Sub-Adviser at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature or other material prepared for distribution to shareholders of the Company or the public, which refer to the Sub-Adviser or its clients in any way, prior to the use thereof, and the Manager shall not use any such materials if the Sub-Adviser reasonably objects in writing in ten (10) days (or such other time as may be mutually agreed, which would include longer time periods for review of the Company’s prospectus and other parts of the registration statement) after receipt thereof.

If the foregoing is in accordance with your understanding, kindly indicate your acceptance of this Agreement by signing and returning the enclosed copy of this Agreement.

Very truly yours,

TRAVELERS SERIES FUND INC.

By:

Name

Title:

TRAVELERS INVESTMENT ADVISER, INC.

By:

Name:

Title:

Accepted:

FIDELITY MANAGEMENT & RESEARCH COMPANY

By:

Name:

Title: